EXHIBIT 99.1

The Boston Beer Company Appoints Julio Nemeth to its Board of Directors

BOSTON, MA, January 31, 2020 /PRNewswire/ – The Boston Beer Company, Inc. (NYSE: SAM) announced today that Julio Nemeth has been appointed to their Board of Directors, effective January 31, 2020.

Mr. Nemeth, 59, is the Chief Product Supply Officer at Procter & Gamble, a consumer goods company headquartered in Cincinnati, OH (NYSE: PG). In his current role, Mr. Nemeth leads P&G’s global Product Supply organization, which includes 58,000 employees, over 100 manufacturing plants, and roughly 200 distribution centers around the world focused on bringing superior products to the world’s consumers. He also serves as the Executive Sponsor of the Hispanic Leadership Team and the People with Disabilities Network at P&G. Since joining the company in 1990, Mr. Nemeth has held several senior roles, including President of Global Business Services from January 2015 to April 2019 and Senior Vice President, Product Supply, Global Operations from July 2013 to December 2014.

Prior to his time at P&G, he served as a Project Engineer for Union Carbide Corporation in Brazil from 1987 to 1990 and as a Design Engineer for Fabirnor Argentina from 1984 to 1987. He holds an MBA from Fundação Getúlio Vargas in Brazil and a Bachelor of Science in Naval Engineering from the University of Buenos Aires.

Jim Koch, Founder and Chairman of the Company, said, “Julio’s exceptional experience spans more than three and a half decades working in consumer goods and manufacturing environments. I’ve always admired P&G for the quality of their products and the innovation in their manufacturing systems. Julio’s accomplishments in operations, engineering, innovation, and supply chain management will complement the deep breadth of expertise on our Board. We’re looking forward to his insights and guidance as we continue to grow our business and portfolio of products.”

Mr. Nemeth will serve as an independent Class B Director.

“I’ve watched in appreciation as The Boston Beer Company has grown tremendously in innovation, size, and complexity of products over the past few decades,” Mr. Nemeth said. “It’s inspiring to watch the passion and enthusiasm that drives the Company every day, and I’m looking forward to joining the Board at this exciting time in the Company’s growth.”

Boardspan Inc., a leading provider of board and governance expertise through cloud-based and traditional advisory services, advised Boston Beer on this appointment.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer, which is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Dogfish Head, Angry Orchard Hard Cider, Twisted Tea, Wild Leaf Hard Tea, Tura Alcoholic Kombucha, Angel City Brewery, Coney Island Brewing, and Concrete Beach Brewery. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

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